Exhibit 99.1

NEWS RELEASE For more information:
Investors:	Joseph B. Selner, Chief Financial Officer 920-491-7120
Media:	Janet L. Ford, SVP Public Relations Director 414-278-1890 / Cell: 414-207-5070
Associated Banc-Corp Declares Quarterly Cash Dividend
GREEN BAY, Wis. — October 28, 2009 — The Board of Directors of Associated Banc-Corp (NASDAQ: ASBC) today declared a regular quarterly cash dividend of five cents ($0.05) per share, payable on November 16, 2009, to shareholders of record on November 6, 2009.
Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified bank holding company with total assets of $23 billion. Associated has approximately 300 banking offices serving an estimated 160 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.